                                                                     EXHIBIT 2.2
                              TIMBER PURCHASE AGREEMENT


THIS AGREEMENT is made this 12th day of September, 1997, by and between TRILLIUM CORPORATION, a Washington corporation ("Seller"), and CROWN PACIFIC LIMITED PARTNERSHIP, a Delaware limited partnership ("Purchaser").

                                       RECITALS

A. Seller is the owner of certain timberlands located in Whatcom, Skagit and Snohomish Counties, State of Washington (the "Property"). Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser all merchantable timber presently standing, lying or being upon the Property that is permitted for cutting and contained within the Forest Practices Permit cutting units set forth on Exhibit A. The cutting units are referred to herein as the "Cutting Units" and the merchantable timber contained in the Cutting Units is referred to herein as the "Timber."

B. The purchase and sale of the Timber pursuant to this Timber Purchase Agreement ("Agreement") is being entered into in connection with a separate Timberlands Purchase Agreement, by and between Seller and Purchaser, dated September 12, 1997 (the "Timberlands Agreement").

C. The parties desire to set forth their agreement with respect to the purchase and sale of the Timber on the terms and conditions set forth below.

                                      AGREEMENT

In consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.  PURCHASE AND SALE OF TIMBER.

Seller hereby sells to Purchaser and Purchaser hereby purchases from Seller
the Timber.   The Timber will comprise an estimated 13.48 MMBF of inventory volume on the Commencement Date (defined below), which volume is set forth on Exhibit A. Purchaser shall be entitled to harvest any volume from the Cutting Units to the extent the actual volume exceeds the estimated inventory volume. Purchaser shall bear the risk that the actual volume of species mix harvested from the Cutting Units is less or different than the estimated inventory volume.

2.  PURCHASE PRICE AND PAYMENT.

    2.1 PURCHASE PRICE. The purchase price to be paid by Purchaser for the Timber and other rights granted hereunder is FOUR MILLION, ONE HUNDRED AND FIFTY-ONE THOUSAND, FOUR HUNDRED DOLLARS ($4,151,400.00).

    2.2 PAYMENT. The purchase price shall be paid in cash by wire transfer on Monday, September 15, 1997.

3.  TAXES.

    3.1 SELLER. Seller shall pay all real estate excise and conveyance taxes applicable to the conveyance of the Timber. All real estate ad valorem taxes, and any and all other taxes applicable to the Property or Timber shall be paid by Seller, provided that if the Timberlands Agreement closes, such taxes shall be prorated in accordance with the terms thereof.

    3.2 PURCHASER. Purchaser shall file all required notices, prepare and file all required returns for, and pay when due, taxes due for the harvesting and severance of the Timber pursuant to RCW 84.33, or otherwise, and all business and occupation taxes applicable to sale of Logs by Purchaser. Purchaser, or Purchaser's logging contractors or operators, shall pay any and all workers' compensation, unemployment compensation, social security, employee tax withholding, pension and other taxes and contributions imposed by law or agreement, which become due and payable on account of Purchaser's operations under this Agreement or the employment of labor to carry on such provisions.

4.  TERM.

    4.1 COMMENCEMENT. This Timber Purchase Agreement shall commence upon Purchaser's payment of the Purchase Price (the "Commencement Date") and shall terminate by merger upon the closing of the Timberlands Agreement.

    4.2 TERMINATION OF THE TIMBERLANDS AGREEMENT. In the event the Timberlands Agreement is terminated for any reason, this Timber Purchase Agreement shall remain in full force and effect and Purchaser's right to remove the Timber from the Property shall terminate on July 1, 1998. Notwithstanding the foregoing, Seller shall provide Purchaser with reasonable extensions of time to remove any remaining Timber that Purchaser is unable to harvest due to delays caused by events reasonably beyond Purchaser's control.

    4.3 REMAINING TIMBER. Upon termination of this agreement, title to all Timber remaining upon the Property shall vest in the owner of the Property.

5.  CESSATION OF SELLER'S, AND COMMENCEMENT OF PURCHASER'S, HARVESTING
    ACTIVITIES.

    5.1. CESSATION OF SELLER'S HARVESTING ACTIVITIES. Seller shall continue its current harvesting and logging road construction activities relating to harvesting operations on the Cutting Units through Friday, September 12, 1997 (the "Cut-Off Date"). Any and all logs delivered for scaling on or prior to the Cut-Off Date shall be Seller's property and shall be scaled on Seller's account. Seller shall be responsible for any and all logging and logging road construction costs through the Cut-Off Date.

    5.2 COMMENCEMENT OF PURCHASER'S HARVESTING ACTIVITIES. Purchaser shall have the right to harvest any timber remaining in the Cutting Units following the Cut-Off Date. Purchaser shall assume and be responsible for any and all logging and road construction costs associated with its harvesting of the Cutting Units including the assumption of all rights and obligations under all logging and logging road construction contracts between Seller and its contractors as of the Cut-Off Date. A list of such contracts is set forth as Exhibit B (the "Logging Contracts"). On the Commencement Date, Seller shall assign to Purchaser all applicable Forest Practices Applications/permits pertaining to the Cutting Units.

6.  ACCESS.

Purchaser shall have the non-exclusive right to use all of the roads which are owned or controlled by Seller to the extent that such use is necessary for the harvesting and removal of the Timber from the Property and Cutting Units.

7.  REFORESTATION.

Purchaser shall be responsible for reforestation of all of the Cutting Units. At the closing of the Timberlands Agreement, Purchaser shall be entitled to the credit $75.00 per acre of the lands comprising the Cutting Units that require manual replanting which is equal to $43,125.00 (the "Reforestation Credit"). If the Timberlands Agreement fails to close, Purchaser shall pay Seller an amount equal to Reforestation Credit and Seller shall assume all reforestation obligations on the Cutting Units.

8.  INSURANCE.

Purchaser, or Purchaser's logging contractors, shall obtain, and furnish evidence of, before exercising any rights hereunder, and maintain during the term hereof, from an insurer acceptable to Seller with endorsements requiring thirty (30) days' notice to Seller prior to cancellation:

    8.1 Comprehensive general liability insurance, automobile liability insurance and Loggers Board Form insurance, all including coverage for contractually assumed liabilities and third party fire and property damage coverage, with combined single limits not less that Two Million Dollars ($2,000,000) per occurrence for bodily injury ,sickness and death for property damage; and

    8.2 Private industrial accident insurance on all employees engaged in operations hereunder not covered by state workers' compensation insurance.

Such insurance shall show Seller and its successors as additional insureds without obligation for premium payment, reporting claims and other obligations of a "named insured."

9.  SELLER'S REPRESENTATION AND WARRANTIES.

Seller covenants, represents, and warrants, as of the date hereof and the close of this Timber sale and thereafter as provided below, that:

    9.1 COMPLIANCE WITH LAWS. To Seller's knowledge, neither the Property, the Timber, nor the operation of harvesting and delivery of the Timber hereunder, violates or will fail to comply with any land use, environmental, or other laws, including, without limitation, Washington Forest Practices Act requirements, fire protection requirements, and all other regulations, covenants, conditions, or restrictions applicable to the Property and the Timber presently in effect.

    9.2 CONDEMNATIONS. Seller has not received any notice of any part hereof, and has no knowledge of any condemnations actions being threatened or contemplated.

    9.3 AUTHORIZATION. This Agreement and all other documents executed and delivered by Seller to Purchaser have been or will be duly authorized and executed, and delivered by Seller, and when executed and delivered, will be legal, valid and binding obligations of Seller, sufficient to convey Seller's title to the Timber, enforceable in accordance with their respective terms, and will not violate any provisions of any charter, articles, bylaws or other agreements of Seller.

    9.4 ACTIONS AND DEFAULTS. Seller has not received any notice of any existing action, suit, proceeding, judgment, order outstanding against the Timber, the Property, or Seller, or relating to Seller's business or other assets or Seller's ability to perform its obligations under this Agreement, and the documents to be executed in connection herewith, or the rights granted to Purchaser in the Timber hereunder.

    9.5 BREACHES OR AGREEMENTS. Execution of this Agreement and the full and completed performance of the provisions hereof by Seller, shall not violate or result in any breach of, or constitute a default under any agreement, deed of trust, loan, or credit agreement, or other instrument to which Seller is a party, or which Seller is bound. Seller is not in default under any note, evidence of indebtedness, lease, contract, license, undertaking or other agreement where the liability thereunder might adversely affect Seller's ability to perform its obligations under this Agreement.

    9.6 AGREEMENTS WITH GOVERNMENTAL AUTHORITIES. Other than existing Department of Natural Resources permits, there are no agreements with governmental authorities, agencies, utilities, or quasi-governmental entities which affect the Property or the Timber.

    9.7 NO JUDICIAL CONSENTS REQUIRED. No consent or approval of any federal, state or local court, or federal, state or local government, bureau, department, commission, or agency is required to permit Seller to execute, deliver, or perform the transactions contemplated in the Agreement.

    9.8 TITLE. Seller has good and sufficient title to the Timber, and the Property, in fee simple, subject to no liens or encumbrances that would impact Purchaser's interest in the Timber. There are no unrecorded contracts, agreements, easements or licenses which might adversely affect title to the Timber or Purchaser's rights thereto pursuant to this Agreement.

    9.9 HAZARDOUS WASTE. To the best of Seller's knowledge, no hazardous, toxic or dangerous waste, substance or material as defined in or for purposes of the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law or other environmental law has ever been placed, held, located or disposed of on, under, or at the Property nor has any part of the Property been used as a dump site or storage site for such hazardous, toxic or dangerous waste, substance or material.

10. PURCHASER'S REPRESENTATIONS.

Purchaser covenants and represents and warrants that Purchaser is a limited partnership that is duly organized and is in good standing under the laws of the State of Delaware, and that this Agreement and all other documents delivered by Purchaser to Seller at closing have been or will be duly authorized, executed and delivered by Purchaser and when executed and delivered, shall constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms and will not violate any provision of any charter, article, bylaws or other agreements of Purchaser.

11. DEFAULT.

    11.1 EVENTS OF DEFAULT. Any of the following shall be an event of default:

           A. Any material representation or warranty made by a party shall prove to be false in any material respect.

           B. Either party shall fail to perform any obligation of this Agreement for a period of thirty (30) days after notice from the other party of default.

    11.2 REMEDY. In the event of a default by Seller, Purchaser shall be entitled to specifically enforce this Agreement. The remedies described herein shall not be exclusive of any other remedy provided herein or by law or in equity but shall be cumulative.

12. INDEMNITY.

    12.1 DAMAGES TO PERSONS OR PROPERTY OF THIRD PARTIES. To the extent permitted by law and except to the extent caused by the negligence of the other, each party agrees to indemnify and hold harmless the other party against any expenses incurred or liability for claims of third parties for damages to persons or property, including timber trespass, arising out of the negligence of a party, its employees, agents, contractors, and subcontractors or out of the party's obligations in connection with or under this Agreement.

    12.2 LIENS, ENCUMBRANCES. Seller shall indemnify, defend, and hold Purchaser harmless against any and all claims and liens against the Timber asserted by third parties , including attorneys' fees incurred by Purchaser in proceedings brought by such third parties to enforce such claims or liens.


    12.3 RISK OF LOSS. Risk of loss and damage to the Timber shall pass to Purchaser only upon the Commencement Date.

13. PURCHASER'S LOGGING OBLIGATIONS.

    13.1 LOGGING OPERATIONS. As to logging operations conducted by Purchaser on the Property, the Purchaser shall:

           A. At Seller's request, identify to the satisfaction of Seller boundaries of the FPA harvesting unit prior to the time each parcel is scheduled for logging. Purchaser shall be liable for all damages attributable to timber trespass by Purchaser or its contractors on land owned by Seller or third parties.

           B. Cut only within boundaries of the harvesting unit as designated and in accordance with a logging plan previously prepared by Seller, or prepared by Purchaser and approved by Seller.

           C. Operate in good and workmanlike manner to avoid breakage and damage to reforestation and any other timber which is not to be harvested under the Permits.

           D. Reasonably comply with all applicable provisions of timber harvesting permits and the Washington Forest Practices Act, Chapter 76.09 of the Revised Code of Washington (RCW), and the rules and policies issued thereunder.

           E. Legibly mark all harvested Timber on one end with a mutually agreed branding hammer before removal from the Property, unless waived by Seller.

           F. Pay all costs of labor and materials and keep the Property free from liens caused by Purchaser, or created as a result of Purchaser's failure to pay for same, except in the case of a bona fide dispute regarding such payment, in which event Purchaser will provide Seller with security reasonably satisfactory to Seller in an amount equal to the amount in dispute.

           G. At Seller's request reasonably exercised, suspend operations on the Property at any time when, because of weather conditions, such operations would cause excessive damage to roads.

           H. Maintain any private haul roads owned by Seller or third parties which Purchaser uses for the removal of the Timber and the transportation of equipment or personnel whether or not such roads are on the Property.

           I. Maintain all roads and landings used on the Property in accordance with the Washington Forest Practices Act and the applicable harvesting permit(s). At the minimum, Purchaser shall keep all roads, ditches, culverts and ditch banks cleared of logging debris during and at the completion of Purchaser's logging operations thereon, and maintain all roads in original or better condition.

           J. Allow Seller from time to time to inspect Purchaser's logging operations on the Property to determine Purchaser's reasonable compliance with the terms of this Agreement.

           k. If reasonably required by Seller as to any logging operation, Purchaser shall pile all debris adjacent to landings and roads and shall, if reasonably requested by Seller, to the extent allowed by law, burn such debris in such locations. Upon completion of logging on each tract to land, Purchaser shall leave the land in a condition suitable for planting and reforestation to allow for planting of seedling twelve feet (12') apart.

           l. All roads shall be left ditched and shaped and in a well maintained condition. All roads designated by Seller to be abandoned shall be abandoned by Purchaser in accordance with a Department of Natural Resources approved abandonment plan. At its option, Seller may require the roads to be outsloped and waterbarred by Purchaser.

           M. Upon completion of logging on each tract of land, Purchaser shall remove all of its equipment from thereon.

    13.2   PURCHASER'S FURTHER OBLIGATIONS.  In addition, Purchaser:

           A. Shall comply with all present and future governmental laws, ordinances, orders and regulations concerning Purchaser's use of the Property.

           B. Shall not suffer, permit or commit any waste, or otherwise allow, suffer or permit the Property or any use thereof to constitute a nuisance.

           C. Shall not, and shall not permit any third party to, bring, store, bury or use any toxic or hazardous substance on the Property. Notwithstanding this Section to the contrary, Purchaser and/or its contractors may bring, store, and/or use such materials on the Property as reasonably necessary in the normal course of Purchaser's logging operations as authorized hereunder, provided that Purchaser shall remove all such materials from portions of the Property promptly after completion of logging operations thereon, and shall be liable for, and indemnify Seller against any and all demands, claims, actions or causes of actions, suits, losses, damages, costs, expenses and attorneys' fees which Seller may suffer, sustain or be subject to, directly or indirectly, in any manner whatsoever, caused by, arising from, incident to, connected with, or in respect of such operations.

14. FIRE PROTECTION.

Purchaser shall at all times conform to federal, state and municipal laws and regulations pertaining to fire protection and suppression and shall:

    14.1 HAZARDOUS FIRE WEATHER. During hazardous fire weather, furnish and maintain on each logging site:

           A. An instrument suitable for measuring the relative humidity of the air within two percent (2%) accuracy.

           B   Tank truck of at least 600-gallon capacity, full of water, with a suitable pump of a capacity of at least 50 g.p.m. at 150 p.s.i. and sufficient 1 1/2-inch hose (at least 1,000 feet), fittings and nozzles, to reach all parts of the setting, all in good condition and ready for use.

           C. A filled and operable 5-pound dry fire extinguisher on each yarder, shovel, tractor and skidder and in addition, a filled and operable 20-pound dry fire extinguisher on each yarder and shovel.

           D.  Personnel capable of operating the above equipment

    14.2 SOURCES OF WATER. Furnish or develop sources of water including access thereto suitable for filling said tank truck as reasonably approved by seller.

    14.3 SUSPENSION OF OPERATIONS. Suspend operations hereunder, except fire prevention, suppression and control, whenever the relative humidity is thirty percent (30%) or lower, or when in the reasonable judgment of Seller, or responsible fire protection agencies, such suspension is necessary to guard against fire on account of, but not limited to, the existence in the vicinity of operations hereunder of an excessive amount of inflammable debris, low humidity, low fuel moisture content, high wind or temperature, or a combination of such conditions, and not resume said operations until authorized to do so by Seller.

    14.4 NOTICE TO DNR. Upon discovery of a fire in the vicinity of operations hereunder, immediately notify the Department of Natural Resources, or the responsible fire protection agency, and Seller.

    14.5 ABATEMENT OF HAZARDS. Purchaser shall abate any extreme fire hazard(s) resulting from Purchaser's timber harvest operations.

15. NOTICES.

All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile transmission, or mailed postage prepaid by first-class certified or registered mail, or mailed by a nationally recognized express courier service, or hand-delivered, addressed as follows:

    if to Purchaser:    Crown Pacific Limited Partnership
                        121 S.W. Morrison Street, Suite 1500
                        Portland, OR  97204
                        Attention:   Roger L. Krage
                        Fax:  (503) 228-4875

    with a copy to:     Ball Janik LLP
                        101 S.W. Main Street, Suite 1100
                        Portland, OR  97204
                        Attention:   William H. Perkins
                        Fax:  (503) 226-3910

    if to Seller:       Trillium Corporation
                        425 Pike Street, Suite 600
                        Seattle, WA  98101
                        Attention:  Paul S. Pien
                        Fax:  (206) 389-4860

    with copies to:     Trillium Corporation
                        4350 Cordata Parkway
                        Bellingham, WA  98226
                        Attention:  Steve Brinn
                        Fax:  (360) 676-7736

Either party may change the persons or addresses to which any notices or other communications to it should be addressed by notifying the other party as provided above. Any notice or other communication, if addressed and sent, mailed or delivered as provided above, shall be deemed given or received three (3) days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if mailed by express courier service, or on the date of delivery or transmission if hand-delivered or sent by facsimile transmission.

16. MISCELLANEOUS.

    16.1 SEVERABILITY. If any term or provision of this Agreement shall to any extent be invalid and unenforceable, the remainder of the Agreement to the application of such term or provision to persons and circumstances other than those to which it is invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and be enforced to the extent permitted by law.

    16.2 WAIVER. The failure of a party to insist upon a strict performance of any of the terms, conditions and covenants hereunder, shall not be deemed a waiver of any rights or remedies that such party may have, and shall not be deemed a waiver of any subsequent breach or default in the terms, conditions and covenants herein contained.

    16.3 MODIFICATION. No change in the provisions of this Agreement shall be effective unless made in writing and signed by all parties to this Agreement.

    16.4 INTEGRATION. This Agreement supersedes any and all prior agreements executed by or on behalf of the parties hereto regarding the subject matter hereof.

    16.5 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Washington.

    16.6 MEMORANDUM OF AGREEMENT. On the Commencement Date, Seller and Purchaser shall execute and record a memorandum of this Agreement in the form
attached as Exhibit C.   Purchaser shall promptly record a release of such
right or encumbrance upon completion of Purchaser's logging operations.

    16.7   SURVIVAL OF WARRANTIES.   The warranties and representations of
Purchaser and Seller shall survive the closing date hereof.

    16.8 ATTORNEY'S FEES. if a suit, action, or other proceeding of any nature whatsoever (including any proceeding under the U.S. Bankruptcy Code) is instituted in connection with this Agreement, or to interpret or enforce any rights or remedies hereunder, the prevailing party shall be entitled to recover its reasonable attorneys' fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, as determined by the court at trial or on any appeal or review, in addition to all other amounts provided by law.

IN WITNESS WHEREOF, the parties have affixed their signatures on the date first above written.

SELLER:                      PURCHASER:

TRILLIUM CORPORATION,        CROWN PACIFIC LIMITED PARTNERSHIP,
a Washington corporation     a Delaware limited partnership



By:                          By:
   ------------------------     ------------------------
Title:                            Title:

STATE OF WASHINGTON)
                   )  ss:
COUNTY OF KING     )


On this 12th day of September, 1997, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared ERIK J. ANDERSON to me known to be the chief Executive Officer of Trillium Corporation, the corporation that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.


                             ----------------------------------------
                             Notary Public in and for the State of
                             Washington residing at _______.
                             My commission expires ________.

STATE   OF   OREGON)
                   )  ss:
COUNTY OF MULTNOMAH)


On this ________ day of ___________, 1997, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared___________ to me known to be the ____________ of Crown Pacific, the corporation that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

                             ----------------------------------------
                             Notary Public in and for the State of
                             Washington residing at _______.
                             My commission expires ________.

                                      EXHIBIT A
                                  FPA CUTTING UNITS


                                        ESTIMATED      ESTIMATED      ESTIMATED
                                            TOTAL    CUT THROUGH        VOLUME
UNIT NAME                    ACRES         VOLUME        9/12/97      REMAINING
---------                    -----      ----------   -----------      ----------
NON-OPERATING UNITS
Goodbye Phil                    20        289.800
Linberry Divide                 55       1247.875
Discus                           5         72.450
Linberry Heights                27        511.137
Bear Claw                       57       1209.807
Air Touch Alder                 30        529.020
Midget                          14          3.728
Triple L                        43       1366.289
Anderson Cross                  21        273.939
Anderson Point                  32        965.529
South Todd                      56       1633.516
                               360       8103.090                       8103.09

OPERATING UNITS
Boulder Ridge                   12        238.700                       238.700
West MooseHead                   6        106.020           87.5         18.520
East MooseHead                   5         88.350          147.8          0.000
Dromedary                       59       1107.531                      1107.531
Bakerview                       41       1000.996            112        888.996
Porter Creek                    31       1142.148            256        886.148
Spar Tree                       61       2814.052        1329.72       1484.332
                               215       6497.797        1933.02       4624.227

Total                          575                                    12727.317

THINNING - 9/15 THRU 10/17
Three Mile Thin                                                         437.500
Upper Falls Thin                                                        313.750
                                                                        751.250

TOTAL ESTIMATED VOLUME                                                13478.567

                                      EXHIBIT B

                                      CONTRACTS

                                                                         DATE
FPA                                         PARTY       FUNCTION       EXECUTED
1922348       SPAR TREE                      ALRT       RD & LOG        7/31/97
2800461       SOUTH TODD CRK          PACIFIC LOG       RD & LOG        9/12/97
2800325       DROMEDARY             NIELSEN BROS.         LOG           9/10/97
1922328       PORTER CREEK            PACIFIC LOG         LOG           9/12/97
1921291       WEST MOOSEHEAD           ZENDER LOG         LOG            9/6/97
1921727       BOULDER RIDGE            ZENDER LOG         LOG            9/6/97
1922123       BAKERVIEW                ZENDER LOG         LOG            9/6/97
1921979       MIDGET                   ZENDER LOG         LOG            9/6/97
1921860       EAST MOOSEHEAD           ZENDER LOG         LOG            9/6/97
1922076       3-MILE THIN            VANDYK & SON         LOG           9/12/97
1921992       UPPER FALLS THIN          A&R CABLE         LOG           9/12/97

                               MEMORANDUM OF AGREEMENT

1. A TIMBER PURCHASE AGREEMENT (the "Purchase Agreement") is made as of the ____ day of September, 1997, by and between TRILLIUM CORPORATION, a Washington corporation ("Seller"), and CROWN PACIFIC LIMITED PARTNERSHIP, a Delaware limited partnership ("Purchaser"), regarding the sale Seller to Purchaser of timber located on certain timberlands located on property legally described on the attached EXHIBIT A (the "Property").

2. The terms, provisions, covenants, conditions and agreements set forth in the Purchase Agreement are incorporated herein by this reference.

3.  The Purchase Agreement terminates on July 1, 1998.

4. This memorandum is executed for recording purposes only and is not intended to be a summary of the Purchase Agreement, and the terms of the Purchase Agreement shall control.

IN WITNESS WHEREOF, the parties have executed this Memorandum as of the day and year first above written.

TRILLIUM CORPORATION,
a Washington corporation


By:
   ----------------------------------
Its:
     --------------------------------

CROWN PACIFIC LIMITED PARTNERSHIP,
a Delaware limited partnership


By:
    ---------------------------------
Its: General Partner